Exhibit 10.1

October 9, 2017

Via Email

Durral R. Gilbert

Re: Transition Agreement and Release

Dear Durral:

As we discussed, the purpose of this letter is to confirm details related to the final package that Premier HealthCare Solutions, Inc. (“Premier”) will provide you in exchange for your entering into this Transition Agreement and Release (the “Agreement”). Because of various requirements relating to separations, some of the language in the Agreement is somewhat formal, for which we apologize. However, we hope that this package will be helpful to you, and we thank you for your past commitment to Premier and willingness to be of assistance with respect to the orderly transitioning of your duties and responsibilities.

1.
Last Day of Employment and Active Transition Assistance. Per our discussion, the intent of this Agreement is for you to enter into a period where you will transition your responsibilities as President, Supply Chain Services, effective beginning October 3, 2017 through December 31, 2017 (collectively, the “Transition Period”). You and Premier understand and agree that:

•
If you sign and do not revoke this Agreement, and provided all conditions of this Agreement are met by you, after October 3, 2017, you shall continue to be employed by Premier for a period through December 31, 2017, upon which your employment with Premier shall end (the “Separation Date”).

•
Your time from October 3, 2017 through October 31, 2017 will be a working transition, during which you will be expected to continue to perform your regular work duties, projects and assignments in your current role as President, Supply Chain Services, as before.

•
During the period following October 31, 2017 through December 31, 2017, you will continue to be employed by Premier, but you will relinquish your position and title as President, Supply Chain Services, will no longer provide executive leadership to the Supply Chain Services team, and will cease to be an officer of Premier and/or its related entities and boards. Instead, you will be expected to remain reasonably available to consult, provide assistance and address questions/issues as the President and Chief Executive Officer of Premier, Susan DeVore, Chief Operations Officer, Mike Alkire, and/or their designees may from time to time reasonably request if and as the need arises with respect to (i) the transition of your position responsibilities and pending matters / projects, and (ii) subject matters that are within the current scope of your job duties, responsibilities and expertise.

During the Transition Period, you further specifically agree to work diligently and to cooperate with Premier and its officers and employees with respect to:

(a)	The transition of your position responsibilities and pending matters, at the direction of Chief Operations Officer Mike Alkire and/or his designee;

(b)
The transition of the following: your business unit, governance positions (i.e., boards and other positions with Premier and its affiliates), pharmacy licenses and related matters (including requests or requirements of state and federal government bodies), and general customer / business partner responsibilities, designations, and relationships;

(c)	Good faith efforts to complete and/or cooperatively hand-off to designated Premier leadership key projects and other work; and

(d)	Other matters reasonably requested by Chief Operations Officer Mike Alkire and/or his designee.

In addition, you and Premier understand and agree that the Separation Benefits outlined in Section 5 below are being provided, in part, in consideration of the business transition commitments in this Section 1.

2.	Final Pay. With respect to the final pay to be provided to you upon your separation, you should know that regardless of whether you sign this Agreement:

•	You will be paid your regular salary through your last day of employment, less applicable withholding required by law.
(Note: if you enter into this Agreement, your last day of employment will not occur until, and your regular compensation will be extended through, your December 31, 2017 Separation Date, as is described more fully in Section 5 below).

•	You will be paid all accrued, unused vacation due you through your last day of employment, less applicable withholding required by law.

•
You will be reimbursed for any reasonable and necessary business expenses incurred through the last day of employment, provided such expenses: (a) were approved by your manager, (b) are submitted to Premier with appropriate supporting documentation and in accordance with applicable policies, and (c) are submitted no later than 30 days following the Separation Date.

•
Your current health insurance coverage will end effective as of the last day of the month for your last day of employment, and all other group benefits will terminate effective as of your last day of employment.

(Note: if you enter into this Agreement, your last day of employment will not occur until, and your regular benefits will be extended through, your December 31, 2017 Separation Date, as is described more fully in Section 5 below, such that your health insurance coverage and all other group benefits will collectively terminate on December 31).

•
Despite the end of your regular benefits, you will be notified about your rights regarding potential continuation of your healthcare insurance coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as well as the costs and conditions of that option.

•
As a participant in Premier’s 401(k) plan, your enrollment will end effective on your last day of employment. You can complete a distribution request form to withdraw or roll over your vested funds to an individual retirement account or another qualified plan.

3.
Deferred Compensation. Regardless of whether you sign this Agreement, following your last day of employment, you shall cease to be an active participant in the awards and other benefits under the Premier, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). You and Premier also agree that you will not accrue any additional awards, credits, contributions or benefits under the Deferred Compensation Plan after your last day of employment. Your rights to, and Premier's obligations concerning, vested benefits that you have accrued under the Deferred Compensation Plan through your last day of employment and distributions to you arising under the same shall be governed by and made in accordance with the terms and conditions of such plan and applicable law.

4.
Equity. Regardless of whether you sign this Agreement, Premier agrees to provide you with your eligible equity and/or payments as a participant under the Premier, Inc. 2013 Equity Incentive Plan (“EIP”) and/or the Employee Stock Purchase Plan (“ESPP”), as applicable, which shall be calculated, provided, governed by and/or paid to you in accordance with the terms, rules, restrictions and conditions of such applicable plan(s) and the prior restricted stock unit, performance share and non-qualified stock option award agreements provided to you, if any, as applicable. Further, subject to the terms and conditions in this Agreement, in exchange for you entering into this Agreement and complying with its terms, following the Separation Date and this Agreement’s Effective Date (as defined in Section 15 below), whichever occurs later, Premier agrees to treat your separation under the terms of such equity plan(s) and any related award agreements as that of a “good leaver” and/or “involuntary termination without cause - non-change in control event” to the extent applicable for purposes of calculating applicable vesting, payment, option exercise and other terms, subject to and conditioned on approval of the Compensation Committee of the Board of Directors of Premier.

5.
Separation Benefits. Subject to the terms and conditions in this Agreement, in exchange for you entering into this Agreement and complying with its terms, Premier will provide you the separation benefits described in this section (collectively, the “Separation Benefits”) following the Separation Date and this Agreement’s Effective Date (as defined in Section 15 below), whichever occurs later. Your right to the Separation Benefits described below is expressly conditioned on your timely execution, delivery to Premier and non-revocation of the release of claims contained in this Agreement, as is also required per the terms of the Executive Employment Agreement with Premier previously signed by you on September 16, 2013 (the “Employment Agreement”).

(a)
Separation Communications. We will reflect your separation as resulting from a resignation for purposes of communications with individuals requesting future employment references. Further, we will prepare in coordination with you and provide you with a mutually agreed-to written letter of reference for your use with potential future employers and/or others. Such letter of reference will include, at a minimum, confirmation of your dates of engagement, positions held and scope of work. Additionally, in response to any requests for references about you, Premier shall respond, whether orally or in writing, by providing a reference consistent with the information contained in the written letter of reference.

(b)
Transition Period Compensation. Despite your positon transition beginning October 3, 2017, Premier agrees that you shall be paid your regular compensation at your current semi-monthly base amount of $19,479.17 and benefits during your Transition Period through your final Separation Date (i.e., December 31, 2017), less applicable withholding as required by law, except that you and Premier agree that you shall not remain eligible for and shall not participate in the Annual Incentive Plan for fiscal year 2018 (July 1, 2017 - June 30, 2018) (collectively, the “Transition Period Compensation”). Further, all insurance coverage and other benefits provided to you by Premier will then terminate and cease to be in effect as of the Separation Date, unless otherwise continued by you under COBRA or converted to individual plans if and as allowed under the terms of such applicable plans / policies.

(c)
Severance Pay. Premier shall pay you ten (10) months of severance pay (in addition to the Transition Period Compensation noted above) equal to a total pre-withholding amount of $389,583, payable in equal semi-monthly installments less applicable withholding as required by law (the “Severance Pay”) during the period commencing immediately following your Separation Date and this Agreement’s Effective Date, whichever occurs later.

(d)
Additional Severance Pay. Premier shall pay you a semi-monthly amount of $578.24 for a ten (10) month period following your Separation Date and this Agreement’s Effective Date, whichever occurs later, less applicable withholdings as required by law, for use in paying COBRA premium expenses or as you otherwise deem appropriate, in your sole discretion (the “Additional Severance Pay”). The total pre-withholding amount payable under this provision is equal to $11,564.80 and is generally equivalent to the amount Premier would have otherwise paid for continued health insurance coverage for you and your dependents if you had remained an active employee during this payment period.

(e)	Equity. Premier shall treat your separation as that of a “good leaver” and/or “involuntary termination without cause - non-change in control event” as described in Section 4.

(f)
Severance Timing. Notwithstanding the foregoing, because of the timing and optional revocation requirements mandated by law as set forth in Section 14 and 15 below, the Severance Pay and Additional Severance Pay described above will begin on Premier’s first regular payday that is 60 days following the Effective Date of this Agreement or the Separation Date, whichever is later, and will include Severance Pay and Additional Severance Pay for the period from your Separation Date through the first installment payment date. The remaining Severance Pay and Additional Severance Pay installments will be paid over time during the time periods described above on a semi-monthly basis in accordance with Premier’s normal payroll practices for its employees.

Thus, as outlined below, although you may take up to 45 days to consider and sign this Agreement, you may sign the Agreement before the end of the 45-day period should you wish to do so in order to avoid an initial gap in pay.

6.
No Other Payments or Benefits. You acknowledge and agree that, except for the rights described in this Agreement, you are not entitled to any additional wages, vacation pay, bonuses, incentive pay, annual incentive compensation plan awards, long term incentive compensation plan awards, commissions, compensation, severance pay, deferred compensation, equity awards, restricted stock, performance shares, stock options, benefits, or consideration of any kind from Premier or any of its affiliated companies. However, signing this Agreement will not: (a) affect any vested rights you may have under any Premier equity plan or Premier sponsored 401(k), retirement, or similar plan; or (b) affect your ability to exercise any post-separation conversion rights provided to you under Premier’s insurance and benefits plans, if any. You represent and agree that you have been fully and properly paid by Premier for all hours you have worked for Premier and that Premier does not owe you any wages, fines, damages or other amounts related to hours worked. You also affirm that you have no known and unreported work related injuries or occupational diseases as of the date you sign this Agreement.

7.
Full and General Release. You, on behalf of yourself and your agents, attorneys, heirs and assigns, hereby fully release and forever discharge, to the fullest extent permitted by applicable law, Premier and its parent company, subsidiaries and affiliated corporate entities, including but not limited to Premier Plans, LLC, as well as all of such entities’ respective present and former officers, directors, owners, shareholders, employees, agents, predecessors, successors and assigns, of and from any and all claims, actions, damages, penalties, fines, interest, attorneys’ fees, costs and demands of any kind whatsoever, whenever or wherever they arose, and whether under tort, contract, statute or otherwise. Without limiting the generality of the foregoing, this full and general release includes, but is not limited to, any claims that you have, may have, or may have had at the time of or prior to your execution of this Agreement arising under or related to your employment with or separation from Premier, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Older Workers Benefit Protection Act, or any other applicable federal, state or local statute, law, regulation or constitutional provision. Notwithstanding the preceding, this full and general release shall not: (a) include any claims related to the obligations of Premier under this Agreement; (b) affect any rights or claims that may arise out of events occurring after the date you sign this Agreement; (c) affect your vested and accrued rights as a participant in any Premier sponsored vested 401(k) or other vested retirement benefits; (d) affect your right to potential indemnification and/or defense as a prior officer and/or employee of Premier under its applicable certificates of incorporation, corporate bylaws or insurance plans, agreements or under applicable law; (e) affect your right to elect certain continued medical coverage under COBRA or the right to convert certain insurance coverage to a personal plan, as applicable; (f) affect any pending claim for workers’ compensations benefits; or (g) affect timely claims and submissions for legitimate business expenses owed to you by Premier, properly submitted as outlined in this Agreement.

8.
Confidentiality of Agreement. You and Premier agree that the terms of this Agreement shall remain confidential. You may disclose this Agreement to immediate family members, to professionals representing you, and to affiliates and employees of the same with a need to know. Premier may disclose the terms of this Agreement to its: (a) officers, directors and senior management level employees and professionals representing it with a need to know, and (b) third party insurance carriers and human resources and payroll employees in order to give effect to this Agreement. You and Premier further agree that Premier may also disclose the terms of this Agreement in its proxy statements, Form 8-Ks or other public securities and other filings as required by law. In addition, you and Premier agree that you or Premier may disclose the terms of this Agreement in order to notify prospective or actual future employers or your contracting principals, or their applicable representatives and agents, of the post-employment obligation terms contained in this Agreement, or to otherwise enforce the terms of this Agreement. You and Premier also agree that you and Premier are permitted to disclose the terms of this Agreement to the IRS and applicable state departments of taxation, if necessary, and as otherwise required by law. Further, you and Premier acknowledge and agree that the duty of confidentiality in this Agreement and/or in your Employment Agreement does not restrict your ability to communicate directly with the SEC about potential securities issues or concerns, if any. Otherwise, the terms of this Agreement shall not be disclosed to anyone, except as may be required by law.

9.
Non-Disparagement. Effective immediately, during the Transition Period and for two (2) years from the date you sign this Agreement, you agree not to directly or indirectly make any disparaging remarks (whether in writing or verbally) about Premier or its business, services, affiliates, officers, directors or management employees and that you will maintain a publicly cordial relationship with Premier and its employees in your conversations with Premier owners / members, officers, directors and employees, the healthcare community, and other third parties. Premier represents and warrants, in turn, that Premier’s Executive Team members agree to do likewise (i.e., no disparaging remarks and maintain a cordial relationship) with the same individuals regarding you and your past employment with Premier during the same period.

10.
Ongoing Obligations. As an additional condition precedent to your continued employment during the Transition Period up to your Separation Date and the consideration outlined in this Agreement, you agree that during the Transition Period prior to your final Separation Date, you shall continue to honor all confidentiality, return of data/documents/property, intellectual property, and other ongoing obligations previously agreed to by you with Premier under Premier’s Code of Conduct and Conflict of Interest program and Section 3 of your Employment Agreement regarding conflicts of interest.

You further agree that after your final Separation Date, you shall continue to honor all confidentiality, return of data/documents/property, intellectual property, non-competition, non-interference with / non-solicitation of restricted customers, non-interference with restricted suppliers, non-raiding of employees, and/or other ongoing obligations previously agreed to by you with Premier in your Employment Agreement and in accordance with applicable federal or state law. You also agree that any breach by you of any such pre- or post-employment obligations shall be deemed to be a breach by you of this Agreement, which shall allow additional remedies in accordance with this Agreement.

11.
Return of Property. You agree that all Premier property, files, documents, equipment, data, and confidential information used, prepared, or collected by you as part of your employment with Premier, in whatever form, are and will remain the property of Premier. As such, you agree to return to Premier on or before the Separation Date all property, files, documents, equipment, data and information belonging to Premier in your possession or control, regardless of how stored or maintained and including all originals and copies.

12.
Breach. You agree that, in the event of any breach or threatened breach of this Agreement by you, Premier shall be entitled to an injunction, without bond, restraining such breach. In addition, you and Premier agree that the prevailing party in any legal action to enforce the terms of this Agreement (including any action by Premier to enforce or collect a refund or to enforce the terms of your non-disparagement, confidentiality, and other ongoing obligations agreed to by you under this Agreement) shall be entitled to costs and attorneys’ fees relating to any such proceeding, but nothing in this Agreement shall be construed as prohibiting you or Premier from pursuing other remedies available for any breach or threatened breach.

You agree that if you breach any of the provisions in this Agreement concerning confidentiality, return of property, non-disparagement, or your current employment conflict of interest or post-employment confidentiality, non-compete, non-interference / non-solicitation and non-raiding obligations to Premier contained and/or referenced in Sections 8 - 11 of this Agreement during the applicable term for each, you shall automatically and immediately forfeit at the time of the breach the right to any further Severance Pay or Additional Severance Pay under this Agreement. In such case, you and Premier agree that the general release shall remain valid and enforceable based on the other consideration paid or provided up to that date.

You and Premier also agree that if you breach the above provisions in this Agreement concerning confidentiality, return of property, non-disparagement, or your current employment conflict of interest or post-employment confidentiality, non-compete, non-interference / non-solicitation and non-raiding obligations to Premier contained and/or referenced in Sections 8 - 11 of this Agreement during the applicable term for each, you shall be required to refund to Premier, and Premier shall be entitled to recover of you, seventy-five percent (75%) of the amount of any Severance Pay and Additional Severance Pay already paid to you by Premier under this Agreement at the time of the breach, if any.

13.
Knowing and Voluntary Waiver. Pursuant to federal law, Premier advises you to consult a lawyer concerning the terms of this Agreement and your rights under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”) and the Older Workers Benefit Protection Act of 1990 (“OWBPA”). By signing below, you acknowledge that you have carefully read this Agreement, that you know and understand the contents of this Agreement, that you have had ample opportunity to review the terms of this Agreement, that you have consulted with or had the opportunity to consult with a lawyer regarding this Agreement, and that you execute this Agreement of your own free will.

14.
Waiting Period and Deadline To Accept. After receiving this Agreement from Premier, you have up to forty-five (45) days from the date of its original presentation to consider this Agreement and the release under the ADEA or OWBPA. If you have not signed and returned this Agreement to me by the close of business on the forty-sixth (46th) day after you received it, this offer is automatically withdrawn.

15.
Revocation Rights. You have seven (7) days from the date you sign this Agreement to revoke this Agreement, if you so choose, by advising me in writing of the revocation. This Agreement and the release shall not become effective until you have signed the Agreement and the 7-day revocation period has passed without your revocation (the “Effective Date”).

Of course, if you do not wish to have a gap in your current compensation, you may wish to sign the Agreement before the end of the 45-day period. Further, if you do not sign this Agreement within the 45-day period or if you revoke it within the 7-day revocation period noted above, this offer will be automatically withdrawn, and Premier will not provide you with the payments and benefits listed under the Separation Benefits section above. Rather, you will receive only that to which you are entitled under Company policy.

16.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina, without regard to otherwise applicable conflict of law principles. Any action or proceeding arising out of or relating to this Agreement or your employment with or separation from Premier must only be brought in a state or federal court located in Mecklenburg County, North Carolina. As such, you and Premier irrevocably consent to: (a) the jurisdiction and venue of any such court for any such action; and (b) service via nationally recognized overnight carrier for any such action.

17.
Taxes / Estate. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986 (“IRC”), as amended and the regulations and other guidance promulgated thereunder (“Section 409A”), to the extent that section is applicable, and it shall be interpreted in a manner that complies with such section to the fullest extent possible. In addition, you are advised to consult with your own, independent accountant and/or tax counsel regarding any and all tax issues related to this Agreement.

You understand and agree that Premier is responsible for withholding and will withhold federal, state and local income tax on the compensation and benefits outlined in this Agreement, if and as applicable. However, you are solely responsible for any and all other federal, state or local tax liability, penalties, interest, tax payments or tax judgments against you that could arise as a result of this Agreement, including but not limited to any potential tax liability or penalties under IRC Sections 105(h) and 409A. In no event shall Premier be required to pay to you any “gross-up” or other payment with respect to any taxes or penalties imposed under IRC Sections 105(h) or 409A with respect to any payment or benefit paid or payable to you under this Agreement. You also agree that Premier, the individuals and entities released in this Agreement, and their respective officers, employees, accountants, attorneys and agents are in no way indemnifying or making any representation, statement or guarantee to you as to your past, current or future tax liability or the ultimate position that the IRS or any applicable state tax agency may take with respect to the tax treatment of prior or future wages, payments, compensation and benefits, including those payments and provisions set forth in the Separation Benefits section of this Agreement. You and Premier further agree that in the event of your death, the payments outlined in this Agreement will be paid to your estate or legal representative, as applicable, in accordance with the above terms.

18.	Section 409A Tax Compliance.

(a)
As noted above, Premier and you acknowledge and agree that, to the extent applicable, Premier and you intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if Premier shall determine that any provision of this Agreement does not comply with the requirements of Section 409A, Premier may amend (without any obligation to do so or to indemnify you for failure to do so) the Agreement to the extent necessary (including retroactively) in order to comply with Section 409A (which amendment shall not reduce the amounts payable to you under this Agreement). Premier shall also have the discretionary authority to take such other actions to correct any failures to comply in operation with the requirements of Section 409A. Such authority shall include the power to adjust the timing or other details relating to the awards and/or payments described in this Agreement (but not the amounts payable to you under this Agreement) if Premier determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Section 409A. Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit (or portion thereof) under this Agreement or the plans referenced herein shall be deemed not to comply with Section 409A, then Premier, the Board of Directors and Compensation Committee for Premier and its parent corporation, Premier and its parent corporation’s shareholders, owners, officers and employees, and their designees and agents shall not be liable to you in any way, and no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from you or any other individual to Premier or any of its respective affiliated entities, employees or agents.

(b)
Notwithstanding any provision to the contrary in this Agreement, no amount payable on account of your termination of employment shall be paid unless the termination of your employment constitutes a “separation from service” within the meaning of Section 409A.

(c)
For purposes of Section 409A, (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(d)
The reimbursements of expenses and provision of in-kind benefits under this Agreement shall comply with the requirements of Section 409A (to the extent subject to Section 409A), which generally require that any such reimbursements payable or in-kind benefits provided to you pursuant to this Agreement shall be paid or provided to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)	Notwithstanding anything to the contrary in this Agreement, given that the equity of Premier (or any other corporation, trade or business that would be treated as a single employer with Premier under

Sections 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the “Code”)) is publicly traded on an established securities market on the date of your separation from employment, and because you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of such date, then no payments under this Agreement or any other plan, program, agreement or arrangement, to the extent they are subject to Section 409A, shall be made to you before the earlier of the date which is six months after the date of your separation from employment or the date of your death. Any such payments that would otherwise have been made to you under this Agreement during such period shall be accumulated without interest and paid to you on the earlier of such dates.

19.
Administrative Participation. You acknowledge that, with the possible exception of the U.S. Securities and Exchange Commission (SEC), you do not have a charge of discrimination or complaint currently pending before the U.S. Equal Employment Opportunity Commission (EEOC), the U.S. Department of Labor, the North Carolina Department of Labor, or a comparable local, state or federal agency. You further understand that this Agreement does not preclude you from communicating directly with the SEC or the Financial Industry Regulatory Authority (FINRA) regarding potential securities issues or concerns, if any, and that nothing in this Agreement is intended to, or shall, interfere with your non-waivable rights under federal, state or local civil rights or employment laws to file a charge or complaint with, participate in a proceeding by, or cooperate with an appropriate federal, state or local government agency enforcing such laws (including providing documents or other information to such agencies), none of which shall constitute a breach of this Agreement or the confidentiality provisions of this Agreement, your Employment Agreement, any other confidentiality agreements entered into between you and Premier, or Premier policy. You do not need prior authorization from Premier to make any such governmental reports or disclosures, and you are not required to notify Premier when taking any such action. However, by signing this Agreement, you agree that you are not entitled to reinstatement or any monetary or other damages or relief that may be sought on behalf of you by the EEOC (or a comparable state or federal agency) or recovered in any litigation stemming from any such filing of a charge of discrimination or complaint on behalf of you, or those similarly situated with you, by the EEOC or a comparable state or federal agency, any rights to which you forever waive (with the exception of any potential benefit, monetary award, or remedy from applicable SEC or OSHA whistleblower award programs, pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and/or any other applicable non-waivable government-administered whistleblower award program for providing information directly to a governmental agency).

20.
Return to Premier. Despite your separation, you are generally eligible for rehire with Premier through our competitive hiring process. Therefore, if at any time while you are receiving Separation Benefits under this Agreement as outlined above you are re-hired or re-engaged by Premier in any position, then your right to any future Separation Benefits under this Agreement that have not yet been paid to you shall be forfeited and shall automatically cease on your first day of work in such position. Rehire shall include contract and third party arrangements working with or for Premier. If you have been offered and accept another position with Premier prior to the scheduled Separation Date, you shall forfeit and have no right to receive any Separation Benefits under this Agreement (except for any Transition Compensation earned by you up to the effective start date of any new position assumed by you with Premier).

21.
Severability. If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect. In addition, in any such event, you and Premier agree that it is their intention and agreement that any such paragraph, term or provision which is held or determined to be unenforceable as written, shall nonetheless be enforced and binding to the fullest extent permitted by law as though such paragraph, term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstances.

22.
Entire Agreement. This Agreement constitutes the entire agreement between you and Premier pertaining to the subject matter contained herein. This Agreement supersedes any and all prior and contemporaneous agreements, representations and understandings of the parties related to the subject matter herein, including but not limited to any offer letter or employment agreements, but provided that this Agreement does not relieve you of any post-employment obligations to Premier under any applicable law and/or your existing Employment

Agreement, including but not limited to your confidentiality, non-compete, non-interference / non-solicitation and non-raiding obligations. No modification, termination, or attempted waiver of any of the provisions of this Agreement shall be binding upon Premier unless reduced to writing and signed by a duly authorized Premier official. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement. Nothing in this agreement shall be construed as impairing or altering your rights under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Durral, if you have any questions regarding this Agreement or your Separation Benefits, please do not hesitate to let me know. Otherwise, if the terms of this Agreement are agreeable to you, please sign and date below and return the Agreement to me.

Again, we hope that this separation package will be helpful to you and wish you the best in your future endeavors.

Very truly yours,

/s/ Kelli L. Price
Kelli L. Price
Senior Vice President, People
Premier Healthcare Solutions, Inc.

[Signature on Next Page]

Agreed to and accepted by:

Signature: /s/ Durral R. Gilbert

Printed Name: Durral R. Gilbert

Date: October 9, 2017